                                             As filed pursuant to Rule 424(b)(3)
                                                       Registration No 333-42203
                             UP TO 3,020,000 SHARES

                                DATA RACE, INC.

                                  COMMON STOCK


     This Prospectus relates to (i) an aggregate of up to 3,020,000 shares (the "Shares") of common stock, without par value (the "Common Stock"), of DATA RACE, Inc., a Texas corporation (the "Company"), and (ii) in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such presently indeterminate number of additional Shares as may be issuable upon conversion of the Company's Series C Convertible Participating Preferred Stock, without par value (the "Series C Preferred Stock") and upon exercise of stock purchase warrants relating to the Series C Preferred Stock (the "Series C Warrants") as may become issuable as a result of stock splits, stock dividends and antidilution provisions (including decreases in the conversion price of the Series C Preferred Stock), which may be offered and sold from time to time by the selling shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Shares are issuable from time to time by the Company to the Selling Shareholders as follows:

     (i) Up to 3,020,000 Shares (the "Conversion Shares") are issuable upon conversion of the Company's Series C Preferred Stock issued and issuable hereafter to the Selling Shareholders in connection with a private placement of securities pursuant to a Securities Purchase Agreement entered into as of November 7, 1997, between the Company and the Selling Shareholders (the "Series C Purchase Agreement"); as described herein, the actual number of Conversion Shares that are issued will depend on the average closing price of the Common Stock prior to conversion and may be less than or greater than the number of shares the Selling Shareholders may sell pursuant to this Prospectus; and

     (ii) up to 139,861 Shares (the "Warrant Shares") are issuable upon the exercise of the Series C Warrants issued and issuable hereafter to the Selling Shareholders pursuant to the Series C Purchase Agreement.

     THE SHARES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

     The Company will receive proceeds only upon the exercise of the Series C Warrants and will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds."

     The Shares may be offered and sold from time to time by the Selling Shareholders, or by pledgees, donees or transferees of, or certain other successors in interest to, the Selling Shareholders, directly or through brokers, dealers, underwriters or agents, in transactions on the Nasdaq Stock Market's National Market (the "Nasdaq National Market"), in privately negotiated transactions or otherwise, at market prices or at negotiated prices. The Company will bear certain expenses incident to the registration and sale of the Shares to the public, and has agreed to indemnify the Selling Shareholders against certain liabilities. See "Plan of Distribution."

     The Common Stock of the Company is listed for trading on the Nasdaq National Market under the symbol "RACE." On December 9, 1997, the last reported sale price of the Common Stock was $4.625 per share. As of December 9, 1997, there were 5,569,806 shares outstanding (without giving effect to the issuance of the Conversion Shares or the Warrant Shares).

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING THE ENTRY OF A STABILIZING BID OR A PENALTY BID, EFFECTING SYNDICATE COVERING TRANSACTIONS AND PASSIVE MARKET MAKING.


                THE DATE OF THIS PROSPECTUS IS JANUARY 15, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and information statements filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxies and information statements and other information regarding registrants (including the Company) that file electronically. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq National Market, Report Section, 1735 K Street, N.W., Washington, D.C. 20006, on which the Common Stock of the Company (symbol: "RACE") is listed.

     The Company has filed with the Commission a registration statement on Form S-3 with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Each statement made in the Prospectus as to the content of any contract, agreement or other document referred to is not necessarily complete and is qualified in its entirety by reference to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, can be inspected and copied at the Commission's public reference facilities and regional offices and at the offices of Nasdaq National Market referred to above in Washington, D.C., at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are incorporated by reference in this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

     (c)  The Company's Current Report on Form 8-K, dated November 12, 1997; and

     (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed October 5, 1992, including any amendment or report filed hereafter for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all Common Stock offered hereby has been sold or that deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents, unless specifically incorporated by reference). Such requests for copies should be directed to DATA RACE, Inc., 12400 Network Blvd., San Antonio, Texas 78249,
Attention: Corporate Secretary; telephone number (210) 263-2000.

                                  THE COMPANY

     The Company designs, manufactures and markets a line of communication products that meet the need for "Remote Access to the Corporate Environment." The Company's products enable knowledge workers who work at home, in branch offices, or on the road from hotels or airport lounges to access the various elements of the corporate communications infrastructure. These products include the recently launched Be There! personal multiplexer system, a unique client/server product which allows teleworkers to access the corporate intranet, LAN and the Internet, while sending and receiving e-mail, faxes and phone calls, simultaneously over a single phone line. The Company also designs and manufactures custom modems for manufacturers of notebook computers, and a line of network multiplexers which carry data, LAN, voice, and fax traffic between a company's branch and headquarters offices over a broad range of communications speeds and services. The Company's ability to discern emerging remote access market requirements and rapidly develop innovative technological solutions, as well as its ability to rapidly take products into high-volume production, are key elements of its competitive strategy.

     The Company was incorporated in Texas in April 1983. The Company's principal executive offices are located at 12400 Network Boulevard, San Antonio, Texas 78249, and its telephone number at such address is (210) 263-2000. The Company maintains a site on the World Wide Web at http://www.datarace.com.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. In addition, this Prospectus and the documents incorporated herein by reference contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements, which are often identified by words such as "believes," "anticipates," "expects," "estimates," "should," "may," "will" and similar expressions, represent the Company's expectations or beliefs concerning future events. Numerous assumptions, risks and uncertainties, including the factors set forth below, could cause actual results to differ materially from the results discussed in the forward looking statements. Prospective purchasers of the Shares should carefully consider the factors set forth below, as well as the other information contained herein or in the documents incorporated herein by reference.

DEPENDENCE ON SUCCESS OF THE BE THERE! SYSTEM

     The Company's goal of returning to profitability and developing a more dependable revenue base will depend to a large extent on the success of the Be There! personal multiplexer system. The recently introduced Be There! system represents a new type of product for the Company which is significantly different from the Company's custom modem and network multiplexer products, and presents a unique set of risks and challenges for the Company. Future growth is dependent on the Company's ability to timely and successfully develop and introduce new products, such as the Be There! system, establish new distribution channels, develop affiliations with leading market participants which facilitate product development and distribution, and market existing and new products with service providers, resellers, channel partners and others.

     In addition to the potential obstacles associated with the introduction of any new product, in order for the Company to successfully penetrate the emerging teleworker market, the Company must make significant additions to its sales and marketing infrastructure, as well as expand its operational systems.
Competition for qualified personnel is intense in the data communications industry. The Company is in the process of establishing new distribution channels and developing marketing and competitive pricing strategies to penetrate those channels which are substantially different from current marketing strategies. The Company has little experience in marketing the Be There! system to potential customers or through sales channels for such products. The Company has little experience in providing customer support and warranty service for the Be There! system and there can be no assurance that the Company will be successful in providing adequate customer support and warranty service. Furthermore, the costs associated with providing customer support and warranty services cannot be accurately predicted and may have a material adverse effect on the Company's results of operations or financial condition. In addition, the Company may be required to enhance the features and performance, including voice coding characteristics, of the teleworker products in order to achieve market acceptance of the products.

     The Company's success may also be affected by competition from much larger, more experienced companies, or by the introduction of alternative product solutions or services. Rapidly changing technology, emerging industry standards and the broad array of competing remote access solutions may adversely affect the market acceptance of the Be There! system or cause it to become obsolete. There can be no assurance that the Company will overcome such obstacles, and the failure to do so could have a material adverse effect on the Company's business, results of operations or financial condition.

RECENT OPERATING LOSSES; ADEQUACY OF CAPITAL RESOURCES

     The Company has suffered substantial recurring losses and, during fiscal 1997, incurred negative cash flows from operations. There can be no assurance that the Company will return to profitability or will generate future revenue levels sufficient to support operations. The Company's independent auditors have included an explanatory paragraph in their report covering the June 30, 1997 financial statements which expresses substantial doubt about the Company's ability to continue as a going concern.

      The Company's ability to sustain operations, fund the development and marketing of new products, including the Be There! personal multiplexer, and make future capital expenditures, are highly dependent upon existing cash and the ability to raise additional capital, and on some or all of the following: demands on cash to support the custom modem business, final settlement of a pending shareholder lawsuit, the cash requirements to fund redemption (if required) of the 1997 Series A Convertible Preferred Stock (the "Series A Preferred Stock") or the Series C Preferred Stock, and the Company's return to profitability. See "Shareholder Lawsuit" and "Potential Redemption of Preferred Stock" below. There can be no assurance that the Company's existing cash will adequately meet the Company's capital requirements until the Company achieves positive cash flow. The Company does not anticipate a return to positive cash flow as long as its expenditures on the Be There! system remain disproportionate to Be There! related revenues. As a result, in the future, the Company may require additional financing. The timing and amount of the Company's future capital requirements can not be accurately predicted. There can be no assurance that additional financing, if required, can be obtained on acceptable terms or that, if obtained, the Company will be able to satisfy conditions restricting the Company's ability to fully utilize such financing sources. There can be no assurance that the Company will have cash available in the amounts and at the times needed. The inability to obtain additional capital when needed would have a material adverse effect on the Company's business.

RISK OF LOSING NASDAQ NATIONAL MARKET LISTING

     Companies with securities listed on the Nasdaq National Market must satisfy certain maintenance criteria, including minimum net tangible asset requirements. The Company's recurring losses have had a negative effect on the Company's shareholder's equity. There can be no assurance that the Company will continue to satisfy the maintenance criteria of the Nasdaq National Market, the failure of which could result in the delisting of the Common Stock from such market. Termination of listing of the Company's Common Stock on the Nasdaq National Market could have a material adverse effect on the market price and liquidity of the Common Stock and the Company's ability to raise additional capital. Moreover, the Company could be liable for certain penalties to the holders of the Series C Preferred Stock in the event of such a termination of listing.

RAPID TECHNOLOGICAL CHANGE

     The market for the Company's products is characterized by rapidly changing technology, emerging industry standards, product proliferation and short product life cycles. The Company believes that its future success will depend upon its ability to enhance its existing products and to develop and introduce new products which conform to or support emerging data communications standards, meet a wide range of evolving user needs, and achieve market acceptance. The introduction of new or enhanced products requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories, and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that the Company will succeed in developing and marketing such products or that the Company will be able to respond effectively to technological changes, emerging industry standards, or new product introductions by others. Furthermore, there can be no assurance that competitors will not introduce products or services incorporating technology as advanced or more advanced than the Company's, thereby rendering the Company's products or technologies uncompetitive or obsolete. In addition, as the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule. Delays in developing or shipping new or enhanced products, which the Company has experienced in the past, could adversely affect the Company's operating results. Conversely, the growth of the market for communications products has been driven in part by the rapid technological change experienced by that market. There can be no assurance that such rapid technological change will continue or that the telecommunications infrastructure will have the capacity to support such products. Any of these factors could adversely affect the market for the Company's products and its operating results.

UNPREDICTABILITY OF TELEWORKER MARKET

     The teleworker market is rapidly changing. The growth and size of the teleworker market may be affected by various factors, including changes in market trends and market needs and changes in technology. There can be no assurance that the actual rate of growth and size will reach expected levels. In addition, the Company's teleworker products have not yet achieved market acceptance. There can be no assurance that the product concept will be accepted by the market or, if accepted, to what extent it will be accepted, or that the feature sets and performance of the Company's products are sufficient to meet customers' needs. The Company's products will compete with a broad array of remote access solutions and there can be no assurance that the Company will be able to compete successfully. If the teleworker market does not develop as expected, or if the Company's strategies for this market are unsuccessful, the Company's business, results of operations, or financial condition may be adversely affected.

COMPETITION

     The communications industry is intensely competitive. The Company currently competes principally in the markets for high-speed custom data/fax modems and network multiplexer products. Many of the Company's existing and potential competitors (including certain of the Company's customers and suppliers) have far more extensive financial, engineering, product development, manufacturing and marketing resources than the Company. Many of these competitors have greater brand recognition, thereby placing the Company at a competitive disadvantage. In addition, some competitors, including many foreign competitors, have a lower cost structure that will allow them a competitive advantage on the basis of price. The Company's products and services compete on the basis of a number of factors, including, in the case of the custom modem business, time to market and delivery risk, price, quality, features and functions, power consumption, and manufacturing rights, and, in the case of the network multiplexer business, recommendations of the systems integrators, features and functions, modularity and expansibility, reliability, service and support, supplier credibility, and price.

     In addition to many of the competitive factors inherent to both the custom modem and the network multiplexer businesses, the Company's teleworker products will compete in areas in which the Company may not have the experience or resources to address. With the introduction of the Be

There! personal multiplexer system, the Company expects to compete with competitors with whom the Company has had little or no experience. There can be no assurance that competitors will not introduce products or services incorporating technology as advanced or more advanced than the Company's or that changes in the communications environment will not render competitors' product solutions more attractive to the customer than the Company's solutions.

     Competitive pressures often necessitate price reductions which the Company may not be able to achieve or which could adversely affect profit margins and operating results. In addition, the Company expects to encounter an increased number of well-established competitors, many of whom have far greater financial, marketing, technical and other resources and experience, as it enters new areas of the communications market. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, and sale of their products and services than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, results of operations or financial condition.

DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS; FLUCTUATIONS IN PERIOD TO PERIOD OPERATING RESULTS

     Historically, custom modem shipments to a small number of customers that change from year to year have represented a large portion of the Company's total revenue. For example, revenue from custom modem shipments to NEC and Texas Instruments, the Company's two largest customers in fiscal 1997, accounted for approximately 67% of the Company's total revenues for such fiscal year.
However, shipments under contracts with NEC and Texas Instruments were substantially completed during fiscal 1997. The Company believes that its custom modem business will, for the foreseeable future, continue to be characterized by a small number of contracts, each typically with the bulk of volume deliveries over a six month period or less. The Company has experienced gaps between the expiration of one contract and the commencement of another. To the extent such gaps continue, the Company anticipates large fluctuations in the Company's revenue from custom modems. As long as the custom modem business continues to dominate the Company's revenue, the Company anticipates continued fluctuations between periods of profit and loss from custom modem products. Additionally, although the Company has not yet recorded significant revenue from its teleworker products, the Company is currently targeting large corporations as potential users of its teleworker products in addition to smaller potential users. If the Company is successful in attracting such large customers (as to which there can be no assurance), the Company could experience fluctuations in revenue similar to those experienced as a result of the custom modem business. A reduction or delay in orders or a delay or default in payment by a major customer, or the loss of such a customer, could have a material adverse effect on the Company's results of operations.

     In addition to the factors set forth above, the results for a particular quarter or other period may vary due to the overall state of the communications products market, pricing and other competitive conditions, market acceptance of the Company's products or its OEM customers' products, the timing of the announcement and introduction of new products by the Company and its competitors, variations in the Company's product mix and component costs (which may vary substantially between the Company's product lines), the financial stability of the Company's customers, the timing of expenditures in anticipation of future sales, the timing of product development costs, and economic conditions generally. The Company expects that its operating results will continue to fluctuate from period to period in the future as a result of the factors described herein and other factors. Any of these factors could materially adversely affect the Company's results of operations.

SHAREHOLDER LAWSUIT

     On November 28, 1995, Guy and Carolyn Caspary and Tarik Hussain filed a class action shareholder lawsuit against the Company and certain of its officers -- Herbert T. Hensley, former Chairman of the Board, Dr. W. B. Barker, President and Chief Executive Officer, Gregory T. Skalla, Vice President-Finance and Chief Financial Officer, and Leven E. Staples, former Vice President and Chief Technical Officer. The lawsuit was filed in the United States District Court in San Antonio, Texas. The plaintiffs allege that the defendants violated certain provisions of the federal securities laws, including Rule 10b-5 under the Exchange Act. The plaintiffs claim that during a class period of January 26, 1995 through October 13, 1995, the Company issued misleading and incomplete information to the investing public for the purpose of raising the price of the Company's stock, thereby permitting some of the defendants to profit from this rise by selling their stock at artificially inflated prices. The plaintiffs claim that public statements made during the class period noting the growth of the Company's backlog were misleading because the Company did not also disclose that orders included in its backlog were subject to cancellation and that revenues were likely to be short-lived due to the limited duration of shipments under the contract. On December 15, 1995, a lawsuit was filed with identical allegations by Sylvio L. Marcoccia, on behalf of himself and all others similarly situated. On February 23, 1996, the Caspary and Marcoccia cases were consolidated, and the style of the case was changed to In re Data Race, Inc. Securities Litigation.

     On July 29, 1997, the Company and the plaintiffs agreed to settle the In re Data Race Securities Litigation. If the lawsuit were settled in accordance with this agreement, the Company's insurance carrier would pay $800,000 in cash and the Company would contribute 10,000 shares of Common Stock. The Company believes that the case is absolutely without merit, and that neither the Company nor any of the other defendants committed any of the alleged wrongdoings. The Company decided to accept the settlement agreement based upon the advice of counsel that the costs to the Company of defending the lawsuit could exceed the cost to the Company of the proposed settlement, and based upon the unpredictable results of jury trials. The settlement is contingent upon execution of a definitive settlement agreement, U.S. District Court approval and certain other conditions. There can be no assurance that all such conditions will be satisfied. In the event final settlement is not reached, the Company intends to continue to vigorously defend against the claims made in the lawsuit. The Company is unable, however, to predict the costs to be incurred to resolve the lawsuit in the event settlement is not reached on the terms set forth in the preliminary settlement agreement. The Company is required under certain circumstances to indemnify the named officers against losses incurred as a result of the lawsuit.

DEPENDENCE ON KEY EMPLOYEES

     The Company's ability to implement its strategies depends upon its ability to retain and continue to attract highly talented managerial and technical personnel. The Company is especially dependent on its key technical personnel to remain in the forefront of technological advances, its custom modem sales executives to maintain close relationships with the Company's OEM customers and on its teleworker products sales executives to develop and implement its sales strategies for the teleworker products. Competition for qualified personnel is intense in the data communications industry. All of the Company's senior executives, including Dr. W. B. Barker, the Company's Chief Executive Officer, are employed on an "at-will" basis. There can be no assurance that the Company will retain its key managerial and technical employees or that it will attract and assimilate such employees in the future. The loss of key management or technical personnel could materially and adversely affect the Company's business, results of operations, and financial condition.

DEPENDENCE ON SUPPLIERS

     The Company manufactures its products using components or subassemblies procured from third party suppliers. Certain of these components, including certain critical microchips, are available only from a single source, and others are available only from a limited number of sources. A substantial majority of the Company's sales have been from products containing one or more components which are available from single supply sources. The Company has no guaranteed supply arrangements. In addition, the Company is dependent on worldwide conditions in the semiconductor market. If the Company were unable to obtain a sufficient supply of such components from its current sources, it could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. In the past, the Company has experienced supply shortages that have delayed product shipments. From time to time, the Company is subject to allocation arrangements with certain of its suppliers by which it receives a portion of its orders for components which are in short supply. In addition, due to the Company's dependence on third party suppliers, the Company is not always able to control the quality and reliability of the components it uses to manufacture its products. Supply shortages or deficiencies in the quality or reliability of components may result in delays or reductions in product shipments. Such delays or reductions could adversely affect the Company's operating results and damage customer relationships. Further, a significant increase in the price of one or more of these components could adversely affect the Company's operating results.

DEPENDENCE ON MANUFACTURERS

     The Company utilizes the services of third party manufacturers in the assembly of certain of its products. Due to this reliance on third party manufacturers, the Company is not always able to exercise direct control over quality and manufacturing costs. In addition, from time to time, the Company may experience difficulties in scheduling production of its products due to other demands placed upon the third party manufacturers. Delays in scheduling production or deficiencies in quality may adversely affect the Company's operating results and damage customer relationships. Furthermore, a significant increase in manufacturing costs attributable to the foregoing factors could adversely affect the Company's operating results.

SALES CHANNEL RISKS

     The Company has derived a significant amount of its revenue from sales to its national, regional and international distributors, resellers, and other strategic marketing partners. In addition, the Company anticipates that the success of the Be There! products will depend, in large part, on its ability to market through distributors, resellers, and other strategic marketing partners. Independent distributors, resellers, and other strategic marketing partners are not contractually committed to future purchases of the Company's products and therefore could discontinue carrying the Company's products at any time in favor of a competitor's products or for any other reason. The loss of any of the Company's major distributors or resellers could have a significant adverse effect on the Company's operating results. The Company has also derived a significant amount of its revenue from sales to notebook computer manufacturers. Such manufacturers have significantly different requirements from independent distributors and resellers. Notebook computer manufacturers may also require special distribution arrangements and product pricing. The Company's relationships with notebook computer manufacturers exist on a contract-by-contract basis. The loss of certain of the Company's key custom modem sales and marketing employees could adversely affect the Company's ability to maintain such relationships and enter into new contracts with notebook computer manufacturers. There can be no assurance that the Company will be successful in developing products for sales to notebook computer manufacturers or maintaining or increasing sales to such manufacturers. Failure of the Company to successfully develop, manufacture and market its products for any of these sales channels could have a material adverse effect on the Company's results of operations.

INVENTORY MANAGEMENT

     From time to time, the Company has experienced significant increases in its levels of inventory, in order to meet production requirements of existing or anticipated orders, or as the result of delays in receiving certain components, such as critical chipsets, from suppliers and the concurrent accumulation of other inventory. Increased levels of inventory could adversely affect the Company's liquidity, increase the risk of inventory obsolescence (from cancellation of orders, failure to receive anticipated orders or otherwise), or increase the risk of a decline in market value of such inventory or losses from theft, fire, or other similar occurrences. The failure of the Company to effectively manage its purchasing activities and inventory levels could have a material adverse effect on the Company's financial condition and results of operations.

INTELLECTUAL PROPERTY RIGHTS

     The Company's success depends in part upon its technological expertise and proprietary product designs. The Company relies upon its trade secret protection efforts and, to a lesser extent, upon patents and copyrights to protect its proprietary technologies. There can be no assurance that these steps will be adequate to deter misappropriation or infringement of its proprietary technologies or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States, and there can be no assurance that United States or foreign laws will be adequate to protect such proprietary rights.

     The Company expects that remote access technologies and know-how in general will become increasingly valuable intellectual properties as competition intensifies. The Company believes this increasing value may produce a competitive environment where intellectual property disputes are likely to arise. Intellectual property disputes may be initiated against the Company for tactical purposes to gain competitive advantage or overcome competitive disadvantage, even if the merits of a specific dispute are doubtful. In certain cases, the Company grants, or may grant certain licenses of its intellectual property rights. In the future, the Company may be required to bring or defend against litigation to enforce any patents issued or assigned to the Company, to protect trademarks, trade secrets, and other intellectual property rights owned by the Company, to defend the Company against claimed infringement of the rights of others, to resolve disputes under technology license arrangements, and to determine the scope and validity of the proprietary rights of others. Any litigation could be costly and a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's limited resources may limit its ability to bring or defend against any such litigation. Adverse determinations in litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is currently required to obtain licenses for various technologies used in many of the Company's products. There can be no assurance that the Company will continue to be able to obtain such licenses on commercially reasonable terms. Finally, the Company's ability to purchase components could be adversely affected in the event infringement claims are brought against the Company's suppliers.

REGULATORY STANDARDS

     The Company's products are subject to regulation by the Federal Communications Commission (the "FCC"), and each of the Company's products must typically be tested before it can be introduced into the market. In addition, each OEM notebook computer that utilizes one of the Company's custom modems may also be required to be certified for conformance to FCC regulations before any sale of such product. The inability of the Company's products to conform to FCC regulations or the failure of the Company's products to meet FCC testing requirements could delay the introduction of the Company's products into the market, damage the Company's relationships with its OEMs, and otherwise adversely affect the Company. Foreign authorities often establish telecommunications standards different from those in the United States, making it difficult and more time consuming to obtain the required regulatory approvals. A significant delay in obtaining such regulatory approvals could have an adverse effect on the Company's operating results. Furthermore, changes in such laws, regulations, policies, or requirements could affect the demand for the Company's products or result in the need to modify products, which might involve substantial costs or delays in sales and could have an adverse effect on the Company's future operating results.

POTENTIAL REDEMPTION OF PREFERRED STOCK

     As of December 9, 1997, 4,295 shares of the originally issued 5,000 shares of Series A Preferred Stock had been converted into 598,968 shares of Common Stock. Pursuant to regulations of the National Association of Securities Dealers, Inc., in the absence of shareholder approval, the Company may not issue in the aggregate more than 965,625 shares of Common Stock upon conversion of the 5,000 shares of Series A Preferred Stock and the exercise of the common stock purchase warrants issued in connection therewith (the "Series A Warrants"). The actual number of shares of Common Stock to be issued upon conversion of such Series A Preferred Stock will depend on the average closing price of the Common Stock prior to conversion. See "Selling Shareholders." The Company is obligated to redeem any shares of such Series A Preferred Stock which may not be converted and any Series A Warrants which may not be exercised as a result of such regulatory limitation. In addition, the Series C Preferred Stock is redeemable upon certain major corporate events and other triggering events. The cash requirements to fund such a redemption may adversely affect the Company's ability to sustain operations, fund the development and marketing of new products, including the Be There! personal multiplexer, and make future capital expenditures.

POTENTIAL DILUTION; SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE EFFECT ON ADDITIONAL EQUITY FINANCING

     A substantial number of shares of Common Stock are or will be issuable by the Company upon the conversion of the Series A and Series C Preferred Stock and upon the exercise of the Series A and Series C Warrants which could result in dilution to a shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock. Under the applicable conversion formulas of the Series A and Series C Preferred Stock, the number of shares of Common Stock issuable upon conversion is inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares increases as the market price of the Common stock decreases); and except with respect to certain redemption rights of the Company for the Series A and C Preferred Stock and the limitation under the NASD rules with respect to the Series A Preferred Stock, there is no cap on the number of shares of Common Stock which may be issued. In addition, the number of shares issuable upon the exercise of the Series A and Series C Warrants is subject to adjustment upon the occurrence of certain dilutive events. For a complete description of the rights of holders of Series A Preferred Stock, see the Statement of Designations, Preferences and Rights of 1997 Series A Convertible Preferred Stock of DATA RACE, Inc. filed as an Exhibit to the Registration Statement. For a complete description of the rights of holders of Series C Preferred Stock, see the Statement of Designations, Preferences and Rights of Series C Convertible Participating Preferred Stock of DATA RACE, Inc. filed as Exhibit to the Registration Statement.

     On December 9, 1997, there were 5,569,806 shares of Common Stock issued and outstanding. As of December 9, 1997, a total of 1,665,378 additional shares of Common Stock could have been issued if all the shares of Series A and Series C Preferred Stock then outstanding were converted into shares of Common Stock and if all the Series A and Series C Warrants then outstanding were exercised. Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, the Company will have 3,386,659 shares of Common Stock registered for resale as contemplated in this Prospectus and the prospectus dated April 10, 1997, pertaining to the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the Series A Warrants. The sale or availability for sale of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. In addition, certain holders of outstanding securities of the Company have rights to approve and/or participate in certain types of future equity financing by the Company. Such rights could have an adverse effect on the Company's ability to obtain additional equity financing.

     As of December 9, 1997, options for approximately 1,230,000 shares of Common Stock were outstanding under the Company's option plans, with a weighted average exercise price of approximately $7.61 per share.

ANTI-TAKEOVER MEASURES

     The Company has adopted a shareholder rights plan in an effort to guard against abusive tactics which could deprive shareholders of the opportunity to realize the long-term value of their investment in the Company. In addition, certain provisions of the Company's Articles of Incorporation may have the effect of discouraging unsolicited proposals for acquisition of control of the Company. The Company's Board of Directors can, without obtaining shareholder approval, issue shares of no par value preferred stock of the Company having rights that could adversely affect the voting power of holders of the Common Stock, including the right to vote as a class on any proposed change of control. Such an issuance could have the effect of delaying, deferring, or preventing a change of control of the Company and might make it difficult to replace incumbent management.

     Certain provisions of Texas corporate law, including the recently enacted "Business Combination Law," could also have the effect of hindering or delaying a takeover bid for the Company. Such provisions may inhibit takeover bids and decrease the chance of shareholders realizing a premium to the then market price of the Common Stock as a result of a takeover bid. In general, the Business Combination Law prohibits a Texas "issuing public corporation" from engaging in a "business combination" with an "affiliated shareholder," or an affiliate or associate thereof, for a period of three years after the date of the transaction in which the person became an affiliate shareholder, unless the business combination is approved in a prescribed manner. "Business Combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the affiliated shareholder. An "affiliated shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 20% or more of the corporation's voting stock.

PRICE VOLATILITY

     The market price of the Company's Common Stock has been, and may continue to be, highly volatile. The Company believes that factors such as quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new products offered by the Company, changes in or cancellations under existing contracts, changes in the market success of notebook computers and other products which utilize or incorporate the Company's products, announcements of new products by competitors, changes in earnings estimates by analysts, changes in accounting principles, sales by existing shareholders (including sales from time to time of Common Stock issued upon conversion of the Convertible Preferred Stock), short selling, loss of key personnel, and other factors will continue to cause the market price of the Company's Common Stock to fluctuate substantially. In addition, stock prices for many technology companies, including the Company, fluctuate widely for other reasons (such as market perception of high technology industries) unrelated to operating results or the Company. These fluctuations as well as general economic, political and market conditions, such as recessions or military conflicts, may adversely affect the market price of the Company's Common Stock. Changes in the price of the Company's Common Stock could affect the Company's ability to successfully attract and retain qualified personnel or complete other transactions in the future. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies with fluctuating stock prices. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's operating results and financial condition.

                                USE OF PROCEEDS

     If the Series C Warrants (with an exercise price of $6.435 per share) are exercised in full, the Company will receive gross proceeds of approximately $900,000. Such proceeds will be added to the working capital of the Company and used for general corporate purposes. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                             SELLING SHAREHOLDERS


     The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock owned beneficially by each of the Selling Shareholders as of December 9, 1997, and the number of shares which may be offered for sale pursuant to this Prospectus. Information set forth herein with respect to each Selling Shareholder's beneficial ownership of Common Stock has been provided by such Selling Shareholder. Because the Selling Shareholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares that will be held by the Selling Shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock covered by this Prospectus will be sold.

     The Company has agreed to initially register 3,020,000 Shares for resale by the Selling Shareholders holding the Series C Preferred Stock and Series C Warrants. The number of Shares shown in the following table as being offered by the Selling Shareholders which hold Series C Preferred Stock and Series C Warrants does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Series C Preferred Stock and exercise of the Series C Warrants pursuant to the provisions thereof regarding determination of the applicable conversion price and certain antidilution provisions but which shares of Common Stock are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms a part.

     Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Except as noted, shares beneficially owned are deemed to include shares which may be acquired within 60 days of the date of this Prospectus.


                                                                                       SHARES BENEFICIALLY OWNED AFTER
                                                         SHARES                               THE OFFERING (3)
                                                     BENEFICIALLY                      -------------------------------
                                                    OWNED PRIOR TO      SHARES BEING                       PERCENT OF
SELLING SHAREHOLDER                                   OFFERING(1)        OFFERED(2)      NUMBER           OUTSTANDING
-------------------                                 --------------     -------------    ---------         -------------
Capital Ventures International(4)(8)(9)............     737,433           755,000        152,555               2.4%
CC Investments, LDC(5)(8)..........................     877,317         1,132,500             -                  -
Nelson Partners(6)(8)(10)..........................     393,038           507,361             -                  -
Olympus Securities, Ltd.(7)(8)(10).................     484,278           625,139             -                  -
                                                      ---------         ---------
Total..............................................   2,492,066         3,020,000
                                                      =========         =========

____________________

(1) The share amounts represent shares of Common Stock issuable to the Selling Shareholders assuming the conversion, as of December 9, 1997, of all shares of Series C Preferred Stock and exercise of all Series C Warrants issued or issuable to the Selling Shareholders calculated using an assumed conversion price of $3.8333 (representing the average of the three lowest closing bid prices for the Common Stock during the 22 consecutive trading days ending December 8, 1997), with respect to the stated value of the Series C Preferred Stock plus an accretion of 8% per year, based upon certain conversion price provisions of the Series C Preferred Stock (which conversion price could fluctuate from time to time based on changes in the market price of the Common Stock). The shares of Series C Preferred Stock and the Series C Warrants include 3,000 shares of Series C Preferred Stock and 104,957 Series C Warrants (assuming such shares and warrants were issued as of December 9, 1997) which the holders of the Series C Preferred Stock may be required to purchase within the next 60 days, subject to certain conditions. This Prospectus also covers the resale of such presently indeterminate number of additional Shares as may be issuable upon conversion of the Series C Preferred Stock and the Series C Warrants, based upon fluctuations in the conversion price of the Series C Preferred Stock and certain antidilution provisions. As described in footnote 8 below, the actual number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock depends, subject to certain limitations, upon the average closing price of the Common Stock prior to conversion and may be less than or greater than the number of shares shown as beneficially owned by the Selling Shareholders or otherwise covered by this Prospectus.

     In the case of Capital Ventures International ("CVI"), the share amount includes 152,555 shares of Common Stock issuable to CVI assuming the conversion, as of December 9, 1997, of all shares of Series A Preferred Stock and the exercise of all Series A Warrants owned of record by CVI on such date. As described in footnote 9 below, the actual number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock depends, subject to certain limitations, upon the average closing price of the Common Stock prior to conversion and may be less than or greater than the number of shares shown as beneficially owned by CVI.

(2) The number of shares of Common Stock registered pursuant to the Registration Statement and the number of Shares offered hereby have been determined by agreement between the Company and the Selling Shareholders. Because the number of shares of Common Stock that will ultimately be issued upon conversion of the Series C Preferred Stock and exercise of the Series C Warrants is dependent, subject to certain limitations, upon the average closing price of the Common Stock prior to conversion as described in footnote 8 below, such number of shares (and therefore the number of Shares offered hereby) cannot be determined at this time.

(3)  Assumes the sale of all Shares offered hereby.

(4) Pursuant to the Series C Purchase Agreement, the Selling Shareholder purchased 1,250 shares of Series C Preferred Stock and Series C Warrants for 34,965 shares of Common Stock at a first closing on November 12, 1997 (the "First Closing"), and agreed to purchase, subject to certain conditions, an additional 750 shares of Series C Preferred Stock and a presently indeterminate number of Series C Warrants at a second closing on or before January 29, 1998 (the "Second Closing"). The Selling Shareholder also owned, as of December 9, 1997, 500 shares of Series A Preferred Stock and Series A Warrants to purchase 11,908 shares of Common Stock which were acquired in a private placement pursuant to the Securities Purchase Agreement, dated January 10, 1997 (the "Series A Purchase Agreement").

(5) Pursuant to the Series C Purchase Agreement, the Selling Shareholder purchased 1,875 shares of Series C Preferred Stock and Series C Warrants for 52,448 shares of Common Stock at the First Closing, and agreed to purchase, subject to certain conditions, an additional 1,125 shares of Series C Preferred Stock and a presently indeterminate number of Series C Warrants at the Second Closing.

(6) Pursuant to the Series C Purchase Agreement, the Selling Shareholder purchased 840 shares of Series C Preferred Stock and Series C Warrants for 23,497 shares of Common Stock at the First Closing, and agreed to purchase, subject to certain conditions, an additional 504 shares of Series C Preferred Stock and a presently indeterminate number of Series C Warrants at the Second Closing.

(7) Pursuant to the Series C Purchase Agreement, the Selling Shareholder purchased 1,035 shares of Series C Preferred Stock and Series C Warrants for 28,951 shares of Common Stock at the First Closing, and agreed to purchase, subject to certain conditions, an additional 621 shares of Series C Preferred Stock and a presently indeterminate number of Series C Warrants at the Second Closing.

(8) Each share of Series C Preferred Stock is convertible into that number of shares of Common Stock equal to (i) the share's stated value of $1,000, plus a premium in the amount of 8% per annum accruing from the date of issuance through the date of conversion, divided by (ii) the conversion price equal to the lesser of (a) $4.185, which equals 120% of the average of the closing bid prices of the Common Stock for the five trading days preceding the effective date of the Registration Statement of which this Prospectus forms a part (the "Fixed Conversion Price") or (b) a floating conversion price equal to 100% (subject to downward adjustment if the Common Stock is not quoted on certain markets) of the average of the three lowest closing bid prices for the Common Stock over the 22 trading days preceding the conversion date.

     The Series C Warrants issued at the first closing are exercisable for an aggregate of 139,861 shares of Common Stock at a price of $6.435 per share. The Series C Warrants to be issued at the Second Closing will be exercisable for an aggregate number of shares of Common Stock equal to 15% of the purchase price of the Series C Preferred Stock purchased at the Second Closing, divided by the average closing bid price of the Common Stock for the five trading days preceding the issuance date, at a price equal to the Fixed Conversion Price of the Series C Preferred Stock purchased on such date. The Series C Warrants become exercisable in two equal installments, at 150 days from the date of issuance, and 270 days from the date of issuance, but only in the same proportion which the number of shares of Series C Preferred Stock then outstanding bears to the number of shares of Series C Preferred Stock initially issued. The Series C Warrants expire three years after the date of issuance.

     In accordance with the rights and restrictions of the Series C Preferred Stock, unless waived by the Selling Shareholder, no Selling Shareholder may convert the Series C Preferred Stock or exercise the Series C Warrants to the extent that the shares to be received by such holder upon such conversion or exercise would cause such holder to own more than 4.99% of the outstanding shares of Common Stock.

     For a complete description of the rights, preferences and restrictions of the Series C Preferred Stock, see the Statement of Designations, Preferences and Rights of Series C Convertible Participating Preferred Stock of DATA RACE, Inc. filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

(9) The share information for CVI includes 140,647 shares of Common Stock issuable upon conversion of the Series A Preferred Stock owned by CVI, assuming conversion as of December 9, 1997, and 11,908 shares of Common Stock issuable upon exercise of the Series A Warrants owned by CVI. The actual number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will equal (i) the aggregate stated value of the shares of Preferred Stock then being converted (i.e., $1,000 per share), plus, in the case of conversions after January 10, 1998, a premium in the amount of 1% per annum accruing from January 10, 1997, through the date of conversion (unless the Company chooses to pay such premium in cash), divided by (ii) a conversion price equal to the lesser of 75% of the average closing price of the Common Stock during a specified trading period immediately prior to conversion or the average closing price of the Common Stock during a specified trading period immediately prior to January 10, 1998 (each as determined in accordance with the Statement of Designations). For a complete description of the rights, preferences and restrictions of the Series A Preferred Stock, see the Statement of Designations, Preferences and Rights of 1997 Series A Convertible Preferred Stock of DATA RACE, Inc. filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

(10) Citadel Limited Partnership is the managing general partner of Nelson Partners ("Nelson") and the trading manager of Olympus Securities, Ltd. ("Olympus") and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the Shares owned by Olympus and the ownership information for Olympus does not include the Shares owned by Nelson.



                             PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by the Selling Shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected by one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus. Shares to be sold hereunder may be issued upon conversion of the Series C Preferred Stock in accordance with its terms, or in other transactions with the Company involving the Series C Preferred Stock, including, without limitation, issuance of Shares in exchange for shares of Series C Preferred Stock and issuance of Shares pursuant to modification of the terms of the Series C Preferred Stock, or in settlement of claims with respect to rights of holders of Series C Preferred Stock.


     Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

     The Selling Shareholders and any brokers, dealers, underwriters or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholder and any other Shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

     To the extent required, the Company will file, during any period in which offers or sales are being made, a supplement to this Prospectus which sets forth, with respect to a particular offering, the specific number of Shares to be sold, the name of the selling shareholder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Shareholders to the public other than commissions and discounts of brokers, dealers, underwriters or agents. Such expenses are currently estimated to be approximately $50,000. The Company has agreed to indemnify the Selling Shareholders and certain related persons against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.


                                LEGAL OPINIONS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Akin, Gump, Strauss, Hauer, & Feld, L.L.P., San Antonio, Texas.

                                    EXPERTS

     The financial statements of the Company as of June 30, 1997 and 1996, and for each of the years in the three year period ended June 30, 1997, have been incorporated by reference in this Prospectus and in the Registration Statement of which this Prospectus forms a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the June 30, 1997 financial statements contains an explanatory paragraph that states the Company has suffered recurring losses and, during fiscal 1997, incurred negative cash flow from operations, which conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

================================================================================
NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              _____________________


                               TABLE OF CONTENTS

                                                               Page
                                                               ----

Available Information.........................................    3
Incorporation of Certain Documents
 by Reference.................................................    3
The Company...................................................    4
Risk Factors..................................................    5
Use of Proceeds...............................................   14
Selling Shareholders..........................................   15
Plan of Distribution..........................................   18
Legal Opinions................................................   19
Experts.......................................................   20

================================================================================


================================================================================

                            Up to 3,020,000 Shares

                                DATA RACE, INC.


                                 Common Stock


                          ------------------------
                             P R O S P E C T U S
                          ------------------------




                              January 15, 1998
================================================================================